Exhibit 8.2

51 LOUISIANA AVENUE, N.W. ● WASHINGTON, D.C. 20001.2113

TELEPHONE: +1.202.879.3939 ● FACSIMILE: +1.202.626.1700

May 31, 2018

Oclaro, Inc.

225 Charcot Avenue

San Jose, California 95131

Attn:    Peter Mangan

Ladies and Gentlemen:

We have acted as counsel to Oclaro, Inc., a Delaware corporation (“Oclaro”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 11, 2018, by and among Lumentum Holdings, Inc., a Delaware corporation (“Parent”), Prota Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Prota Merger, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub LLC”) and together with Merger Sub, the “Merger Subs”) and Oclaro.

Pursuant to the Merger Agreement, Merger Sub will merge with and into Oclaro, with Oclaro surviving (the “Merger”), and immediately thereafter, Oclaro will merge with and into Merger Sub LLC, with Merger Sub LLC surviving (the “Second Merger” and together with the Merger, the “Mergers”). The Mergers and certain other related transactions and matters contemplated by the Merger Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Parent, which includes the information/proxy statement-prospectus relating to the Mergers (the “Proxy Statement-Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records, and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed for purposes of this opinion, without any independent investigation or examination thereof, (i) that the Mergers will be effective pursuant to the laws of the state of Delaware as consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Registration Statement (including the Proxy Statement-Prospectus), and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Merger Agreement without any waiver, breach, or amendment thereof; (ii) the continuing truth and accuracy at all times through the effective time of the Second Merger (the “Second Effective Time”) of the statements, representations and warranties made by Parent, Merger Sub, Merger Sub LLC, and Oclaro in the Merger Agreement and the Registration Statement (including the Proxy Statement-Prospectus); (iii) the representations, covenants, and undertakings of Parent, Merger Sub, Merger Sub LLC, and Oclaro, set forth and described in their respective letters (the “Representation Letters”), each dated the date hereof and delivered to us for purposes of providing this opinion,

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May 31, 2018

are and will continue to be up to and through the Second Effective Time, and thereafter as relevant, are and will be true, correct, complete, and complied with in all respects; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Parent, Merger Sub, Merger Sub LLC, or Oclaro or similarly qualified are true and accurate as of the date hereof, and will continue to be true and accurate at all times through the Second Effective Time, without such qualification. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. If any of the foregoing assumptions is untrue for any reason, our opinion may be adversely affected.

This opinion addresses only U.S. federal income tax consequences of the Mergers to certain holders of common stock of Oclaro that exchange their shares of such common stock for Merger Consideration (as defined in the Merger Agreement).

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Merger Agreement, the Representation Letters, and the Registration Statement, the discussion contained under the caption “Material U.S. Federal Income Tax Consequences of the Transaction” in the Registration Statement, as it relates to United States federal income tax matters, constitutes our opinion regarding such material U.S. federal income tax consequences of the Mergers.

This opinion is based on the Code, applicable Treasury regulations, administrative interpretations, and court decisions, each as in effect as of the date hereof. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Mergers, or that contrary positions may not be taken by the Internal Revenue Service. Moreover, in the event that any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied (including, but not limited to, the Representation Letters) is untrue, incorrect, incomplete, or not complied with in all respects, our opinion might be adversely affected and may not be relied upon.

This opinion does not address the various U.S. state or local or non-U.S. tax consequences that may result from the Mergers or the other transactions or matters contemplated by the Merger Agreement and does not address any U.S. federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any U.S. federal tax consequences of the Mergers or other transactions contemplated by the Merger Agreement except as specifically set forth herein, including any U.S. federal non-income tax consequences of the Mergers, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Mergers, including the Proxy Statement-Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of

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May 31, 2018

1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ JONES DAY

Jones Day